EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acorn Energy Agrees to Sell CoaLogix for $101 million

Montchanin, DE (July 29, 2011) – Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced it has entered into a definitive  agreement to sell its CoaLogix, Inc. subsidiary  for $101 million to funds managed by Energy Capital Partners (“ECP”), a private equity firm focused on the energy infrastructure industry.  Acorn Energy owns approximately 65% of CoaLogix on a fully diluted basis, with the balance held by EnerTech Capital and CoaLogix management.

CoaLogix is the worldwide leader in SCR catalyst and regeneration technologies which reduce NOx for coal-fired electric utility power plants. Approximately $1.5 billion of catalyst is currently installed in the SCR systems of US coal-fired utility plants. CoaLogix provides innovative, cost-effective solutions that help customers achieve and maintain compliance with increasingly stringent environmental regulations.

Acorn created CoaLogix in November 2007 to purchase SCR-Tech LLC and its related entities. Acorn initially invested $11.0 million for 100% of CoaLogix and invested an additional $7.2 million in CoaLogix for a total investment of $18.2 million, in addition to investment from EnerTech Capital Partners and CoaLogix management. Acorn anticipates that its proceeds from the sale of CoaLogix will be approximately $61.8 million pre-tax (approximately $3.53 per outstanding Acorn share). Acorn anticipates that its taxes on income for 2011, after giving effect to the transaction, will not exceed $5 million.

John Moore, CEO of Acorn Energy stated: “Acorn provided needed resources and capital for CoaLogix to grow and become the leading US player in the SCR catalyst regeneration market over the past few years.  ECP has the experience and capital to extend CoaLogix’ leading position in North America and beyond.  We believe that the transaction is in the best interests of our shareholders as well as the future of CoaLogix.” Mr. Moore added: “I would like to thank Scott Ungerer and the EnerTech team for originally bringing Acorn Energy this opportunity.  They have been terrific value added partners and helped achieve this successful outcome for all parties.”

Scott Ungerer, Founder and Managing Director of EnerTech Capital Partners, stated: “This is the second successful collaboration between EnerTech and Acorn Energy both of which have resulted in an early stage energy technology company being transformed into an explosive ‘category maker’ worthy of substantially larger, later stage financing. We look forward to future opportunities to invest with Acorn Energy.”

Mr. Ungerer added: “John and I thank Bill McMahon, CEO of CoaLogix, and his management team for bringing CoaLogix to this point and achieving a very attractive return for our investors. We're confident Bill and his team will continue that performance for ECP."

Bill McMahon, CEO of CoaLogix stated:  "We are excited to be joining forces with Energy Capital Partners and its successful track record of supporting companies across the energy sector. ECP’s substantial resources, expertise and power industry relationships will enable CoaLogix to continue to execute its aggressive expansion plans going forward.  We are thankful to Acorn Energy and EnerTech Capital for their investment and support over the last four years. "

UBS Investment Bank acted as exclusive financial advisor to CoaLogix.

Merriman Capital, Inc. advised Acorn Energy in connection with the transaction.

The sale price of $101 million is before certain adjustments, including for assumption of certain debt of CoaLogix. The closing of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close within 45 days.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our four businesses in which we have controlling interests, improve the world's energy infrastructure by making it cleaner and less expensive to operate air pollution systems for coal and gas-fired power plants (CoaLogix), more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit www.acornenergy.com.

About CoaLogix

CoaLogix Inc. is focused on providing innovative services to coal-fired generating facilities to reduce their environmental footprint through technology, optimization and efficiency improvements.  CoaLogix owns SCR-Tech, LLC which is the leading provider of selective catalytic reduction (SCR) management services and catalyst regeneration technologies used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions. Currently, coal-fired power plants contain approximately $1.5 billion of catalyst in their SCR systems. CoaLogix also owns CoaLogix Tech, which is a provider of SO3 mitigation systems to coal-fired power plants.  CoaLogix integrates leading-edge technologies, a highly skilled workforce, and more than 160 years of combined senior management experience in the environmental and power generation industries to provide innovative, cost-effective solutions that help our customers achieve and maintain compliance with increasingly stringent environmental regulations. CoaLogix' major investors are Acorn Energy, Inc. and EnerTech Capital.  For more information visit www.coalogix.com.

About EnerTech Capital

EnerTech Capital, a pioneer in energy and clean energy investing since 1996, is a firm focused on funding energy ventures and micro-infrastructure projects that address the global opportunity for cleaner, cheaper and more efficient energy usage. The firm has committed nearly $400 million to companies and projects worldwide. EnerTech is located in Philadelphia, Columbus and Toronto. For more information visit www.enertechcapital.com

About Energy Capital Partners

Energy Capital Partners is a private equity firm with offices in Short Hills, New Jersey and San Diego, California. ECP has approximately $7 billion under management and is focused on investing in the power generation, electric transmission, midstream gas, renewable energy and environmental services sectors of North America’s energy infrastructure. The fund’s management has substantial experience leading successful energy companies and energy infrastructure investments. For more information, visit www.ecpartners.com.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com